Exhibit 15.3

Hexindai Inc.

13 Floor, Block C, Shimao

No. 92 Jianguo Road

Chaoyang District, Beijing 100020

People’s Republic of China

July 27, 2018

Re: Consent of Oliver Wyman

Ladies and Gentlemen,

We understand that Hexindai Inc. (the “Company”) plans to file an annual report on Form 20-F (the “Annual Report”) with the United States Securities and Exchange Commission (the “SEC”).

We hereby consent to the references to our name, data and statements from our industry research report titled “China Consumer Lending Marketplace—Overview and Perspectives” (the “Report”), and any subsequent amendments to the Report, (i) in the Annual Report and any amendments thereto, (ii) in any written correspondences with the SEC, (iii) in any other future filings with the SEC by the Company, including filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”), and (iv) on the websites of the Company and its subsidiaries and affiliates.

We further hereby consent to the filing of this letter as an exhibit to the Annual Report and any amendments thereto and as an exhibit to any other SEC Filings.

For and on behalf of Oliver Wyman,

/s/ Cliff Sheng
Name: Cliff Sheng
Title: Partner